Exhibit 8.1

One Bunhill Row
London EC1Y 8YY
T +44 (0)20 7600 1200
F +44 (0)20 7090 5000

11 March 2021

Your reference
The Directors
Royal Dutch Shell plc	Our reference
Shell Centre London SE1 7NA	WNCW/AMAL Direct line 020 7090 5052

Dear Sirs,

Registration Statement on Form F-3 of Royal Dutch Shell plc dated 11 March 2021 (the “Registration Statement”): U.K. Tax Section

We have acted as legal advisers to Royal Dutch Shell plc (“RDS”) as to certain matters of U.K. tax law relevant to the preparation of the section of the Registration Statement entitled “Taxation - U.K. Taxation” (the “U.K. Tax Section”).

In that connection, we have examined the Registration Statement and such other documents as we believe to be necessary or appropriate for the purposes of this opinion.

Based upon the Registration Statement and those other documents and subject to the qualifications set out below and in the Registration Statement, we are of the opinion that the statements contained in the U.K. Tax Section, summarising the material U.K. tax consequences for a U.S. holder of the ownership and disposal of securities that may be offered by RDS or Shell International Finance B.V. (“Shell Finance”) pursuant to the Registration Statement, fairly summarise the matters therein described.

Our opinion is based upon existing statutory, regulatory and judicial authority, all of which may be changed at any time with retroactive effect. Any change in applicable laws or the current practice of HM Revenue and Customs, or any inaccuracy in the documents upon which we have relied, may affect the continuing validity of our opinion. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. Finally, our opinion is limited to the tax matters specifically covered in the U.K. Tax Section. We have not been asked to address, nor have we addressed, any other tax consequences for U.S. holders (or, generally, tax consequences for RDS or Shell Finance).

SJ Cooke SM Edge PP Chappatte	JC Twentyman DJO Schaffer AC Cleaver	RA Sumroy JC Cotton RJ Turnill	JS Nevin JA Papanichola RA Byk	PIR Dickson IS Johnson RM Jones	CL Phillips SVK Wokes NSA Bonsall	SNL Hughes PR Linnard KA O’Connell	OR Moir S Shah	Authorised and regulated by the Solicitors Regulation Authority
PH Stacey	DR Johnson	WNC Watson	GA Miles	EJ Fife	MJM Cox	N Yeung		Firm SRA number 55388
DL Finkler	RA Swallow	CNR Jeffs	GE O’Keefe	JP Stacey	RCT Jeens	CJCN Choi
SP Hall	CS Cameron	SR Nicholls	MD Zerdin	LJ Wright	V MacDuff	NM Pacheco
JD Boyce	CA Connolly	MJ Tobin	RL Cousin	JP Clark	PL Mudie	CL Sanger
N von Bismarck	PJ Cronin	DG Watkins	BJ Kingsley	WHJ Ellison	DM Taylor	HE Ware
PWH Brien	BJ-PF Louveaux	BKP Yu	IAM Taylor	AM Lyle-Smythe	RJ Todd	HJ Bacon
SR Galbraith	E Michael	EC Brown	DA Ives	A Nassiri	WJ Turtle	TR Blanchard
AG Ryde	RR Ogle	RA Chaplin	MC Lane	DE Robertson	OJ Wicker	NL Cook
JAD Marks	PC Snell	J Edwarde	LMC Chung	TA Vickers	DJO Blaikie	AJ Dustan
DA Wittmann	HL Davies	AD Jolly	RJ Smith	RA Innes	CVK Boney	HEB Hecht
TS Boxell	JC Putnis	S Maudgil	MD’AS Corbett	CP McGaffin	F de Falco	CL Jackson

We consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 8.1 to the Form F-3 Registration Statement and to the references to this opinion in the Registration Statement. In giving this consent, we do not admit that we are experts under the Securities Act or the rules and regulations of the United States Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this opinion.

This opinion is delivered to you in connection with the Registration Statement to be filed with the United States Securities and Exchange Commission on 11 March 2021. Other than in connection with the Registration Statement and the issuance of any securities registered thereby, this opinion is not to be transmitted to anyone else nor is it to be reproduced, quoted, summarised or relied upon by anyone else or for any other purpose or quoted or referred to in any public document or filed with anyone without our express written consent.

To the extent permitted by applicable law and regulation, you may rely on this letter only on condition that your recourse to us in respect of the matters addressed in this letter is against the firm’s assets only and not against the personal assets of any individual partner. The firm’s assets for this purpose consists of all assets of the firm’s business, including any right of indemnity of the firm or its partners under the firm’s professional indemnity insurance policies, but excluding any right to seek contribution or indemnity from or against any partner of the firm or person working for the firm or similar right.

Yours faithfully,

Slaughter and May

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